Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. REPORTS
THIRD QUARTER 2006 FINANCIAL AND OPERATING RESULTS

HOUSTON, TEXAS, November 2, 2006 - Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today reported financial and operating results for the quarter and nine months ended September 30, 2006. Bois d'Arc's net income for the three months ended September 30, 2006 was $11.6 million or $0.18 per diluted share as compared to 2005's third quarter net income of $13.3 million or $0.21 per diluted share. For the third quarter of 2006, Bois d'Arc's oil and gas sales reached $67.0 million as compared to $43.4 million in the three months ended September 30, 2005. Production in the third quarter of 2006 set a new corporate record at 8.3 billion cubic feet equivalent of natural gas ("Bcfe"), an increase of 74% over production of 4.8 Bcfe for the same period in 2005. Last year's hurricanes caused the deferral of approximately 0.3 and 2.1 Bcfe of production in the three months ended September 30, 2006 and 2005, respectively. Prices realized by the Company during the third quarter of 2006 averaged $6.72 per Mcf of natural gas and $70.01 per barrel of oil as compared to $8.70 per Mcf of natural gas and $59.96 per barrel of oil in 2005's third quarter. For the three months ended September 30, 2006, Bois d'Arc generated $48.1 million of operating cash flow (before changes in working capital accounts) as compared to $31.0 million in the third quarter of 2005. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses totaled $52.4 million in the third quarter of 2006 as compared to $34.7 million in the third quarter of 2005.

For the nine months ended September 30, 2006, Bois d'Arc reported net income of $43.1 million or $0.67 per diluted share as compared to pro forma net income of $36.7 million ($0.63 per diluted share) for the nine months ended September 30, 2005. The pro forma earnings for the nine months of 2005 give effect to income taxes as if the Company has been taxed as a corporation prior to May 11, 2005 and exclude the one-time charge of $108.2 million to establish a deferred income tax liability on the date Bois d'Arc became taxable. Oil and gas sales for the first nine months of 2006 were $188.4 million as compared to $135.6 million for the nine months ended September 30, 2005. Production in the first nine months of 2006 totaled 22.6 Bcfe, an increase of 29% over production of 17.5 Bcfe for the same period in 2005. Production of 3.5 Bcfe and 2.1 Bcfe was deferred during the nine months ended September 30, 2006 and 2005, respectively, awaiting the return to service of third party pipelines damaged by the 2005 hurricanes. Prices realized by the Company during the nine months ended September 30, 2006 averaged $7.27 per Mcf of natural gas and $67.00 per barrel of oil as compared to $7.36 per Mcf of natural gas and $51.54 per barrel of oil in the same period in 2005. Bois d'Arc's operating cash flow (before changes in working capital accounts) for the nine months ended September 30, 2006, was $136.2 million as compared to $94.0 million in the same period in 2005. EBITDAX totaled $147.1 million in the first nine months of 2006 as compared to $109.3 million in the first nine months of 2005.

During the third quarter of 2006, Bois d'Arc completed a private placement of its common stock to its largest stockholder, Comstock Resources, Inc. Bois d'Arc received proceeds of $35.9 million for the issuance of 2,250,000 shares of common stock. On October 31, 2006 Bois d'Arc's borrowing base under its bank revolving credit facility was increased to $200.0 million from $150.0 million. The Company had $105.0 million outstanding under the revolving credit facility as of September 30, 2006.

Bois d'Arc made capital expenditures of $191.8 million during the first nine months of 2006 for its acquisition, exploration and development activities. During the last quarter of 2006, the Company expects to make an additional $42.0 million in capital expenditures.

Bois d'Arc has had successful results from its exploration focused drilling program. Since the beginning of 2006, Bois d'Arc has drilled nine (7.7 net) successful wells out of a total of twelve (10.2 net) drilled for a 75% success rate. Since reporting its second quarter results, Bois d'Arc has drilled three additional wells. Two of the wells were successful and one was a dry hole.

The SL 15071 #2 ST was drilled at Ship Shoal block 67 to a depth of 12,296 feet. This well was unable to test its primary deeper, geo-pressured objectives due to mechanical problems but did encounter 23 feet of net pay in two reservoirs. The other successful well was drilled at Ship Shoal block 166. The OCS-G-5549 #4 was drilled to a depth of 15,256 feet and encountered 82 feet of net pay in two reservoirs. The unsuccessful well was drilled to a depth of 16,840 feet at South Timbalier block 103. Third quarter exploration expense included the write-off of $6.2 million related to this dry hole.

During the third quarter two of Bois d'Arc's largest 2006 discoveries began producing. The OCS-G 18054 #54 ST, which was drilled to test the "Sockeye" prospect at South Pelto 22, began producing at 17.0 Mmcfe per day in August 2006 and the OCS-G 24924 No.1 ST drilled to test the "Steelhead" prospect at Ship Shoal block 111 began producing at 6.5 Mmcfe per day in September 2006. With the weak natural gas prices in October, Bois d'Arc elected not to increase the flow rates on these two high rate wells.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".

BOIS d'ARC ENERGY, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Oil and gas sales	$66,996	$43,434	$188,436	$135,595
Operating expenses:
Oil and gas operating	13,538	8,344	37,799	24,324
Exploration	8,069	2,826	16,318	10,516
Depreciation, depletion and amortization	21,732	9,295	52,620	33,901
Impairment	586	—	1,432	—
Loss on disposal of assets	—	—	—	89
General and administrative, net	3,030	1,882	8,912	6,269
Total operating expenses	46,955	22,347	117,081	75,099

Income from operations	20,041	21,087	71,355	60,496
Other income (expenses):
Interest income	115	78	241	173
Other income	142	—	469	—
Interest expense	(1,882)	(337)	(4,528)	(3,086)
Total other income (expenses)	(1,625)	(259)	(3,818)	(2,913)
Income before income taxes	18,416	20,828	67,537	57,583
Provision for income taxes	(6,832)	(7,559)	(24,389)	(119,693)

Net income (loss)	$11,584	$13,269	$43,148	$(62,110)

Net income (loss) per share:
Basic	$0.18	$0.21	$0.69	$(1.10)
Diluted	$0.18	$0.21	$0.67	$(1.10	)(1)

Weighted average common and common stock equivalent shares outstanding:
Basic	63,548	62,429	62,806	56,386
Diluted	65,328	64,213	64,755	56,386	(1)

Pro forma computation related to conversion to a corporation for income tax purposes:
Income before income taxes				$57,583
Pro forma income tax provision				(20,875)
Pro forma net income				$36,708

Pro forma net income per share (unit):
Basic				$0.65
Diluted				$0.63

Weighted average common and common stock equivalent shares (units) outstanding:
Basic				56,386
Diluted				58,103

(1) Basic and diluted are the same due to the net loss.

BOIS d'ARC ENERGY, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Cash flow from operations:
Net cash provided by operating activities	$53,944	$38,808	$137,971	$103,738
Increase (decrease) in accounts receivable	(1,504)	(13,532)	(5,976)	3,662
Increase in other current assets	2,490	3,946	3,175	6,137
Decrease (increase) in accounts payable and accrued expenses	(6,812)	1,755	1,015	(19,539)
Cash flow from operations	$48,118	$30,977	$136,185	$93,998

EBITDAX:
Net income (loss)	$11,584	$13,269	$43,148	$(62,110)
Interest expense	1,882	337	4,528	3,086
Income tax expense	6,832	7,559	24,389	119,693
Depreciation, depletion and amortization	21,732	9,295	52,620	33,901
Exploration expense	8,069	2,826	16,318	10,516
Other non-cash items:
Loss on disposal of assets, net	—	—	—	89
Impairment	586	—	1,432	—
Stock-based compensation	1,693	1,420	4,712	4,165
EBITDAX	$52,378	$34,706	$147,147	$109,340

	As of September 30,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$25,831	$3,058
Other current assets	41,828	25,973
Property and equipment, net	793,836	605,234
Other	859	884
Total assets	$862,354	$635,149

Current liabilities	$66,761	$54,818
Deferred income taxes	146,662	117,892
Long-term debt	105,000	24,000
Reserve for future abandonment costs	40,862	31,140
Stockholders' equity	503,069	407,299
Total liabilities and stockholders' equity	$862,354	$635,149

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended
	September 30,
	2006	2005
Oil production (thousand barrels)	370	245
Gas production (million cubic feet - Mmcf)	6,106	3,305
Total production (Mmcfe)	8,328	4,775

Oil sales	$25,935	$14,684
Gas sales	41,061	28,750
Total oil and gas sales	$66,996	$43,434

Average oil price (per barrel)	$70.01	$59.96
Average gas price (per thousand cubic feet - Mcf)	$6.72	$8.70
Average price (per Mcf equivalent)	$8.04	$9.10
Lifting cost(1)	$13,538	$8,334
Lifting cost (per Mcf equivalent)	$1.63	$1.75

Oil and gas capital expenditures:
Acquisition of producing properties	$17,166	$—
Leasehold costs	97	—
Exploration drilling	22,980	24,150
Development drilling	17,191	20,336
Other development costs	20,066	8,878
Total	$77,500	$53,364

(1) Includes production taxes of $505 and $299 for the three months ended September 30, 2006 and 2005, respectively.
	For the Nine Months Ended
	September 30,
	2006	2005
Oil production (thousand barrels)	1,033	956
Gas production (million cubic feet - Mmcf)	16,388	11,718
Total production (Mmcfe)	22,587	17,457

Oil sales	$69,215	$49,294
Gas sales	119,221	86,301
Total oil and gas sales	$188,436	$135,595

Average oil price (per barrel)	$67.00	$51.54
Average gas price (per thousand cubic feet - Mcf)	$7.27	$7.36
Average price (per Mcf equivalent)	$8.34	$7.77
Lifting cost(2)	$37,799	$24,324
Lifting cost (per Mcf equivalent)	$1.67	$1.39

Oil and gas capital expenditures:
Acquisition of producing properties	$18,178	$—
Leasehold costs	2,108	3,913
Exploration drilling	87,771	39,069
Development drilling	39,027	52,936
Other development costs	44,714	27,805
Total	$191,798	$123,723

(2) Includes production taxes of $1,224 and $1,570 for the nine months ended September 30, 2006 and 2005, respectively.